EX-99(k)(2)

 Execution Copy

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of October 28, 2013, by and between EGA Frontier Diversified Core Fund (the “Fund”), and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, the Fund is a diversified, closed-end management investment company that operates as an interval fund registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain BNY Mellon to provide for the Fund the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.  From time to time the Fund may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of trustees

“CEA” means the Commodity Exchange Act, as amended.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Confidential Information” shall have the meaning given in Section 20 of this Agreement.

“Documents” shall mean resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and such other Fund documents as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Fund to BNY Mellon as the entity having investment responsibility with respect to the Fund.

“Net Asset Value” shall mean the per share value of the Fund, calculated in the manner described in the Fund’s Offering Materials.

“NFA” means the National Futures Association.

“Offering Materials” shall mean the Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Organizational Documents” shall mean certified copies of the Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

2.      Appointment.

The Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein.  BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.      Representations and Warranties.

The Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)      It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)      This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)      The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Investment Adviser’s ability to conduct its business or operations.

(d)      It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e)      The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund.  To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(f)      The terms of this Agreement the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor to or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the  Fund relating to this Agreement, which have been disclosed by BNY Mellon and the Investment Advisor to the Fund, have been fully disclosed by the Fund to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g)      Each person named on Exhibit B hereto is duly authorized by the Fund to be an Authorized Person hereunder;

(h)      Without limiting the provisions of Section 20 herein, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) for a summary description of this Agreement in the Offering Materials to the extent required by applicable law or regulations, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure.  The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder;

(i)      The Fund shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations that to the Fund’s knowledge have been filed or commenced against the Fund, the Investment Advisor or the Board; and

(j)      Prior to the date upon which the Fund intends to operate, or began to operate, as applicable, the Fund, pursuant to the exclusion from the definition of “commodity pool operator” (as such term is defined in the CEA) under CFTC General Regulations Section 4.5 (“Reg 4.5”), (i) shall qualify, or did qualify, as applicable, for such exclusion; (ii) shall file, or has filed, as applicable, its Notice of Eligibility with the NFA under Reg 4.5; and (iii) shall operate, or is operating, as applicable, in a manner such that the Fund will continue, or continues, as applicable, to qualify for such exclusion.

4.      Delivery of Documents.

The Fund shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.      Duties and Obligations of BNY Mellon.

(a)      Subject to the direction and control of the Fund’s Board and the provisions of this Agreement, BNY Mellon shall provide to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)      In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)      BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund’s financial records or other services normally performed by the Fund’s respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and the Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d)      The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons.  BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Fund when acting in reliance upon such information, documents or advice relating to the Fund.  All fees or costs charged by such persons shall be borne by the Fund.  In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)      Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(f)      The Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of related collateral investment account(s).  BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  The Fund shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies the Fund that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder.  BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.  In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, except in accordance with Instructions from an Authorized Person, it being agreed that all such determinations and considerations shall be solely for the Fund.

(g)      BNY Mellon may apply to an Authorized Person of the Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h)      The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the

BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. The Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

(i)      BNY Mellon may consult with counsel to the Fund, at the Fund’s expense, or its own counsel, at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(j)      Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.  Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles.  BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(k)      BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(l)      BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the

Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of the Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)           BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(n)      BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.  Upon the occurrence of any such delay or failure, BNY Mellon shall use commercially reasonable efforts for providers of the services contemplated herein to resume performance as soon as practicable under the circumstances. BNY Mellon further represents that it has developed and implemented commercially reasonable, for the providers of the services contemplated herein, business continuity and disaster recovery policies, procedures and facilities.

6.      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of the Fund or its shares costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Fund’s shareholders all expenses incidental to holding meetings of the Fund’s trustees and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees and officers.

7.      Portfolio Compliance Services.

(a)      If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”).  The precise compliance review and testing services to be provided shall be as directed by the Fund and as mutually agreed between BNY

Mellon and the Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by the Fund.  BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.  Notwithstanding the foregoing, the Fund and the Fund’s chief compliance officer (the “Fund’s CCO”) will have access to certain compliance procedures of BNY Mellon if the services described at Section 8 below are subscribed for by the Fund; alternatively, BNY Mellon shall provide summaries of its compliance procedures upon reasonable request.

(b)      The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt.  The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report.  The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued.  In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)      While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

8.      Rule 38a-1 and Regulatory Administration Services.

(a)      If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or

Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)      Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(c)      All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Fund and by the Fund’s legal counsel.  The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or the Fund’s CCO, as applicable.  BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.      Standard of Care; Indemnification.

(a)      Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, gross negligence or willful misconduct or reckless disregard of its duties hereunder.  In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, gross negligence or willful misconduct of BNY Mellon, or reckless disregard of BNY Mellon’s duties hereunder.

(b)      The Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted by a third party against BNY Mellon or any BNY Mellon Affiliate, and in a successful defense of claims asserted by the Fund by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, gross negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for the Fund or BNY Mellon, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a).  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following and, except in the case of II, III and VI below, without bad faith, gross negligence, willful misconduct or reckless disregard of BNY’s duties hereunder:

I.           Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of the Fund;

II.           Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate in good faith accordance with Instructions of the Fund;

III.           Any action taken or omitted to be taken by BNY Mellon in good faith accordance with the advice or opinion of counsel for the Fund or its own counsel;

IV.           Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.           The method of valuation of the securities and the method of computing the Fund’s net asset value; or

VI.           BNY Mellon’s good faith use of any valuations of securities or other assets, or the net asset value, provided by the Fund.

(c)      Actions taken or omitted by BNY Mellon in reliance on (i) Instructions, (ii) any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY Mellon to be from an Authorized Person, or (iii) the opinion of legal counsel for the Fund or its own counsel, shall be presumed to have been taken or omitted in good faith, which presumption may be rebutted by evidence.

10.      Compensation.

For the services provided hereunder, the Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Fund and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  The Fund authorizes BNY Mellon to debit the Fund’s custody account for all amounts due and payable hereunder.  BNY Mellon shall deliver to the Fund invoices for services rendered after debiting the Fund’s custody account with an indication that payment has been made.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY Mellon, the Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

11.      Records; Visits.

(a)           The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund.  The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund’s expense.
(b)           BNY Mellon shall keep all books and records with respect to the Fund’s books of account, records of the Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.
12.      Term of Agreement; Termination.

(a)           Either party may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of such notice.  Upon termination hereof, the Fund shall pay to BNY Mellon such compensation as may be due to BNY Mellon, and shall likewise reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder.

(b)           If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current

Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(c)           Notwithstanding any other provision of this Agreement, a party to this agreement (the “Solvent Party”) may, in its sole discretion, terminate this Agreement immediately by sending notice thereof to the other party (the “Insolvent Party”) upon the happening of any of the following: (i) the Insolvent Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Insolvent Party any such case or proceeding; (ii)  the Insolvent Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Insolvent Party or any substantial part of its property or there is commenced against the Insolvent Party any such case or proceeding; (iii) the Insolvent Party makes a general assignment for the benefit of creditors; or (iv) the Insolvent Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due.  The Solvent Party may exercise its termination right under this Section 12(c) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by the Solvent Party of its termination right under this Section 11(e) shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding the provisions of Section 18, notice of termination under this Section 12(c) shall be considered given and effective when given, not when received.

13.      Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund to be bound thereby, and authorized or approved by the Fund’s Board.

14.      Assignment; Subcontracting.

(a)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Fund.

(b)           Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Fund thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; and (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder.

(c)           BNY Mellon, in the course of providing certain additional services requested by the Fund, including but not limited to, Typesetting, Money Market Fund, or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.

(i)           BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(ii)           As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15.      Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Fund hereby consents to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.      Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.  A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no other party shall have a right to enforce any provision of this Agreement as it relates to one of the undersigned.  BNY Mellon shall not be responsible for any costs or fees charged to the Fund or an affiliate of the Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17.      No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right.

18.      Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at:

EGA Frontier Diversified Core Fund

171 E. Ridgewood Avenue,

Ridgewood, NJ 07450

with copy to:

Robert C. Holderith
President
Emerging Global Advisors, LLC
155 West 19th Street, 3rd Floor
New York, NY 10011

if to BNY Mellon, at:

BNY Mellon
103 Bellevue Parkway
Wilmington, Delaware 19809
Attention: Head of U.S. Fund Accounting

with a copy to:

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

19.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

20.      Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”).  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  The provisions of this Section 20 shall survive termination of this Agreement for a period of one (1) year after such termination.

21.           Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

By: /s/ Robert C. Holderith______________
on behalf of the Fund

Name: Robert C. Holderith

Title: President and Chairman

THE BANK OF NEW YORK MELLON

By: /s/Andrew Pfeifer                                                                _

Name: Andrew Pfeifer

Title: Vice President

EXHIBIT B

I, Robert C. Holderith, of EGA Frontier Diversified Core Fund, a Delaware statutory trust (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of October 28, 2013 between the Fund and BNY:

Name	Position	Signature
Robert C. Holderith	President	/s/Robert C. Holderith
Marten S. Hoekstra	Executive Vice President	/s/Marten S. Hoekstra
Susan M. Ciccarone	Vice President, Treasurer and Assistant Secretary	/s/Susan M. Ciccarone

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of the Fund, as may be applicable.  The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for the Fund:

▪	Journalize investment, capital share and income and expense activities;

▪	Maintain individual ledgers for investment securities;

▪	Maintain historical tax lots for each security;

▪
Reconcile cash and investment balances of the Fund with the Fund’s custodian and provide the Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

▪	Calculate various contractual expenses;

▪	Calculate capital gains and losses;

▪	Calculate daily distribution rate per share;

▪	Determine net income;

▪
Obtain security market quotes and currency exchange rates from pricing services approved by the Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

▪	Compute net asset value;

▪	Transmit or make available a copy of the daily portfolio valuation to the Fund’s investment adviser;

▪	Compute yields and portfolio average dollar-weighted maturity as applicable; and

▪	Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Fund:

▪	Financial Statement Preparation & Review

•	Prepare the Fund’s annual and semi-annual shareholder reports1 for shareholder delivery and for inclusion in Form N-CSR;

1 Requires “Typesetting Services” as described herein.

•	Prepare the Fund’s quarterly schedule of portfolio holdings1 for inclusion in Form N-Q;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

•	Prepare and file (or coordinate the filing of) the Fund’s Form N-SAR;

•	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

•	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

▪	Typesetting Services2

•	Create financial compositions for the financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•
Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•
Include data in financial reports provided from external parties to BNY Mellon which, includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•
Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

o	front/back cover;

o	table of contents;

o	shareholder letter;

o	Management Discussion and Analysis commentary;

o	sector weighting graphs/tables;

o	disclosure of Fund expenses;

o	schedules of investments;

o	statement of net assets;

o	statements of assets and liabilities;

o	statements of operation;

o	statements of changes;

o	statements of cash flows;

o	financial highlights;

o	notes to financial statements;

o	report of independent registered public accounting firm;

o	tax information; and

o	additional Fund information as mutually agreed in writing between BNY Mellon and the Fund.

•
Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports.  At the request of the Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to change format or layout of reports from time to time.

▪	Money Market Fund Services 2

•	Prepare, on a monthly basis, Form N-MFP, subject to BNY Mellon’s timely receipt of all necessary information related thereto;

•
Prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act for public website disclosure, subject to BNY Mellon’s timely receipt of all necessary information related thereto;

•	File Form N-MFP with the SEC; and

•	Provide the electronic file of the portfolio holdings information to the Fund or, at the Fund’s written direction, to an indentified third party.

•
Neither BNY Mellon nor the Vendor, in connection with a particular Money Market Fund Services report, will: (i) access, post reports to or perform any service on the Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by BNY Mellon in advance.

•
The applicable Fund acknowledges that it shall be responsible for the retention of any Money Market Fund Services reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

•
Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Fund Services reports.  At the request of the Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, customize Money Market Fund Services reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for the Fund:

▪	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by the Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

▪	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by the Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for the Fund.

▪	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

▪	Uncertain Tax Provisions

•	Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•
Review of the Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to the applicable Fund detailing such items.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Fund:

▪
In accordance with Instructions received from the Fund, and subject to portfolio limitations as provided by the Fund to BNY Mellon in writing from time to time, monitor the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

▪	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

▪	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

▪	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the applicable Fund;

▪	Calculate total return information;

▪	Coordinate the Fund’s annual audit;

▪	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

▪
If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification.  Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance.  BNY Mellon shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Fund:

▪	Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;

▪
Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

▪	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

▪
Prepare and coordinate the filing of annual post-effective amendments to the Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series);

▪	Prepare and coordinate the filing of Forms N-CSR, N-Q, and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY Mellon)2;

▪	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

▪	Assist in the preparation of notices of annual or special meetings of shareholders and proxy materials relating to such meetings2.

▪	eBoard Book Services:

•
Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly board meeting materials and such other board meeting materials as may be agreed between BNY Mellon and the Fund2.

▪	38a-1 Compliance Support Services

•
Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

•	Annually host CCO group meetings on regulatory issues and industry best practices.

2 Separate fees will apply for the noted services.

APPENDIX I

ELECTRONIC ACCESS SERVICES AGREEMENT

This Electronic Access Services Agreement (“EASA”) between The Bank of New York Mellon (“BNYM”) and EGA Frontier Diversified Core Fund (“Client”) made this 28th day of October 2013, sets forth terms and conditions by which BNYM will provide the Electronic Delivery Mechanism, as defined below, to Client and those of its Affiliates identified on Schedule A to this Agreement (on whose behalf Client is legally authorized to contract and bind).

1.           As used herein, “Electronic Delivery Mechanism” means the electronic mechanisms used by Client and its Authorized Users (e.g., BNYM Web Sites, Proprietary Software, related support services provided by Third Party Service Providers) through which BNYM provides to Client and its Authorized Users (a) Proprietary Information and Client Data, (b) other services set forth or referenced in an addendum to the EASA, if any, and (c) the support of those mechanisms.  This EASA provides Client and its Authorized Users with read-only access to Proprietary Information and Client Data.  Clients wishing to perform transactions through the Electronic Delivery Mechanism must execute a separate supplemental agreement covering such services.

Capitalized terms used herein and not otherwise defined shall be defined as set forth in the Electronic Access Terms and Conditions.

2.           The parties hereby incorporate by reference, as though fully set forth herein, the Electronic Access Terms and Conditions in effect as of the date of this EASA (“Electronic Access Terms and Conditions” or “EATC”).  The Electronic Access Terms and Conditions can be found at the following website: http://workbench.mellon.com/public/TermsandConditions_12-01-09.pdf and can be provided upon the Client’s reasonable request.

3.           This EASA pertains to Electronic Delivery Mechanism only; other services provided by BNYM to Client shall be governed by separate agreements or by terms and conditions applicable to those services.  Where there is any conflict between this EASA and any other agreement by and between Client and BNYM (inclusive of any predecessors) relating to Electronic Delivery Mechanism, the terms of this EASA shall prevail, unless expressly stated otherwise in such other agreement.

4.           The term of this EASA commences on the date set forth above and continues until terminated as provided herein or in the EATC.  Either BNYM or Client may terminate this EASA upon sixty (60) days written notice to the other party or as otherwise provided in the EATC.

5.           This EASA, the EATC and any other supplements or addenda specifically agreed upon by the parties to this EASA, contain the entire agreement between the parties relating to the Electronic Delivery Mechanism and the provision through such Electronic Delivery Mechanism of Proprietary Information and Client Data, and supersede all prior written or oral communications between the parties on this subject.
•

•      6.      If any provision of this EASA or the EATC is for any reason held to be invalid, illegal or unenforceable, the remaining provisions shall remain valid and enforceable, and the unenforceable provision shall be deemed to have been modified as appropriate to carry out, to the full extent possible, the intent of such provision.

7.           This EASA may be amended by the parties through a written notice by BNYM to the Client, together with written acceptance by the Client of such amendment to this EASA.  This Agreement is not assignable by either party without the prior written consent of the other, except that BNYM may assign this EASA to any Affiliate of BNYM without such prior consent.  In addition to being subject to BNYM’s approval, any proposed assignment of this EASA by Client may be subject to further licensing requirements of Information Providers and Client agrees to take appropriate actions with respect to any such requirements.  Any assignment in violation of this provision shall be void.  This EASA and the EATC shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

8.           This EASA is governed by and construed in accordance with the substantive laws of the State of New York without regard to its choice of law provisions.   Each party waives the right to trial by jury in any action arising out of or relating to this EASA.

SCHEDULE A to APPENDIX I

Affiliates of Client